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                                                                    Exhibit 11.1

               ALPHA TECHNOLOGIES GROUP, INC., AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
     For the Quarters and Six Months Ended May 2, 1999 and April 30, 2000

                                  (Unaudited)
                     (In Thousands, Except per Share Date)


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                                                                        Quarter Ended                   Six Months Ended
                                                                  ---------------------------       --------------------------
                                                                    May 2,          April 30,         May 2,         April 30,
                                                                     1999             2000             1999            2000
                                                                  --------         ----------       ---------        ---------
Shares:
     Weighted average common shares outstanding                      6,933              6,615           6,933            6,615

     Net common shares issuable on exercise of
        stock options                                                   80                552              27              532
                                                                  --------         ----------       ---------        ---------
Weighted average common and common equivalent
   shares outstanding                                                7,013              7,167           6,960            7,147
                                                                   =======         ==========       =========        =========

Net income                                                          $  861             $2,161          $1,365           $3,766
                                                                   =======         ==========       =========        =========

Basic and diluted net income per common and
 common equivalent share
   Basic                                                            $ 0.12             $ 0.33          $ 0.20           $ 0.57
                                                                  ========         ==========       =========        =========
   Diluted                                                          $ 0.12             $ 0.30          $ 0.20           $ 0.53
                                                                  ========         ==========       =========        =========
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